Holdings Code of Ethics for Financial Professionals

     This Holdings Code of Ethics for Financial Professionals applies to the principal executive officer, principal financial officer and principal accounting officer of GFSI Holdings, Inc. and its subsidiaries ("Holdings"). Holdings expects all of its employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by the Gear for Sports(R) Code of Conduct and other policies and procedures adopted by Holdings that govern the conduct of its employees. This Code of Ethics is intended to supplement the Gear for Sports(R) Code of Conduct.

You agree to:

       (a) Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

       (b) Avoid conflicts of interest and to disclose to the President of Holdings any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

       (c) Take all reasonable measures to protect the confidentiality of non-public information about Holdings or its subsidiaries and their customers obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

       (d) Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that Holdings or its subsidiaries files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by Holdings or its subsidiaries;

       (e) Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which Holdings or its subsidiaries is a member; and

       (f) Promptly report any possible violation of this Code of Ethics to the President of Holdings.

       You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead Holdings or its subsidiaries' independent public auditors for the purpose of rendering the financial statements of Holdings or its subsidiaries misleading.

       You understand that you will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or Holdings.

       If you have any questions regarding the best course of action in a particular situation, you should promptly contact the President of Holdings. You may choose to remain anonymous in reporting any possible violation of this Code of Ethics.